Exhibit 10.17

REACHLOCAL, INC.,

INCENTIVE BONUS PLAN

1.	PURPOSE

This Incentive Bonus Plan (the “Plan”) is intended to provide an additional incentive for key employees of ReachLocal, Inc. (the “Company”), a Delaware corporation, to perform to the best of their abilities, to further the growth, development and financial success of the Company, and to enable the Company to attract and retain highly qualified employees.

2.	PARTICIPANTS

Participation in the Plan shall be limited to such employees of the Company and its subsidiaries and affiliates whom the Committee (as defined below) from time to time determines shall be eligible to receive a bonus hereunder (the “Participants”).

3.	THE COMMITTEE

The Plan shall be administered by a committee (the “Committee”) of the Board of Directors of the Company (the “Board”), which shall be appointed by the Board. Unless otherwise determined by the Board, the Committee shall consist of at least two members of the Board who shall qualify as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Initially, the Compensation Committee of the Board shall constitute the Committee. The Committee shall have the discretion and authority to administer and interpret the Plan, including the authority to establish bonus programs under the Plan from time to time containing such terms and conditions as the Committee may determine or deem appropriate in its discretion.

4.	BONUS DETERMINATIONS

A Participant may receive a bonus payment under the Plan with respect to any period(s) of employment or performance established by the Committee and based upon such objective and/or subjective performance criteria as the Committee may determine in its sole discretion, which may include, without limitation, one or more of the following corporate, business and/or individual criteria: (i) net earnings or loss (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) adjusted earnings or loss (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (iii) gross or net sales or revenue; (iv) net income or loss (either before or after taxes); (v) adjusted net income; (vi) operating earnings or profit; (vii) cash flow (including, but not limited to, operating cash flow and free cash flow); (viii) return on assets; (ix) return on capital; (x) return on stockholders’ equity; (xi) total stockholder return; (xii) return on sales; (xiii) gross or net profit or operating margin; (xiv) costs; (xv) funds from operations; (xvi) expenses; (xvii) working capital; (xviii) earnings per share; (xix) adjusted earnings per share; (xx) price per share of Common Stock; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) comparisons with various stock market indices; (xxv) debt reduction; (xxvi) shareholder equity; (xxvii) operating efficiency; (xxiii)

customer satisfaction and/or growth; (xxix) employee satisfaction; (xxx) research and development achievements; (xxxi) financial ratios; (xxxii) financing and other capital raising transactions; (xxxiii) implementation, completion or attainment of measurable objectives; (xxxiv) recruiting and maintaining personnel; and (xxxv) year-end cash.

5.	PAYMENT OF BONUSES

The payment of bonuses under the Plan shall be made on any date or dates determined by the Committee and shall be subject to such terms and conditions as may be determined by the Committee in its sole discretion. Unless otherwise determined by the Committee, a Participant must be an active employee of the Company or its subsidiaries or affiliates as of the date on which the bonus is paid in order to be entitled to receive such bonus.

Any bonus that becomes payable under the Plan may be paid in the form of cash, shares of the Company’s common stock or a combination of both, as determined by the Committee in its sole discretion. To the extent that the Committee determines to pay a bonus in the form of shares of the Company’s common stock, such shares shall be awarded under the Company’s Amended and Restated 2008 Stock Incentive Plan and shall be subject to the terms and conditions thereof.

6.	AMENDMENT, SUSPENSION AND TERMINATION

The Company may amend, suspend or terminate the Plan at any time in its sole discretion. Any amendments to the Plan shall require stockholder approval only to the extent required by Section 162(m) of the Code or other applicable law, rule or regulation.

7.	MISCELLANEOUS

(a) The Company shall deduct all federal, state, and local taxes required by law or Company policy from any bonus paid hereunder.

(b) In no event shall the Company be obligated to pay to any Participant a bonus for any period by reason of the Company’s payment of a bonus to such Participant in any other period, or by reason of the Company’s payment of a bonus to any other Participant or Participants in such period or in any other period. Nothing contained in this Plan shall confer upon any person any claim or right to any payments hereunder. Such payments shall be made at the sole discretion of the Committee.

(c) Nothing contained in this Plan shall confer upon any Participant any right to continue in the employ of the Company, or shall interfere with or restrict in any way the right of the Company, which is hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause.

(d) The Plan shall be unfunded. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any bonus under the Plan. Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company.

(e) No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. All rights with respect to an award granted to a Participant under the Plan shall be available during his or her lifetime only to the Participant.

(f) The Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of ReachLocal, Inc. on February 21, 2010.

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/s/ Adam F. Wergeles
Name: Adam F. Wergeles
Title: General Counsel/Corporate Secretary